Exhibit 99.1

Willdan Announces Changes to Board of Directors and Management

ANAHEIM, Calif.—(BUSINESS WIRE)—Willdan Group, Inc. (Nasdaq: WLDN) announced today that the Company’s Board of Directors has elected Cynthia Downes to the Board, effective August 4, 2021. Ms. Downes has also been appointed to serve on the Audit Committee and Compensation Committee. With the addition of Ms. Downes, the Board will expand to nine members total, eight of whom will be independent.

Today Willdan also announced that Daniel Chow will transition from his position as Chief Operating Officer of Willdan Group, Inc. to an operational advisory role. Moving forward, Mr. Chow will support strategic opportunities and special projects at Willdan.  Mr. Chow joined Willdan in 2008 and has led a distinguished 40-year career in engineering.

“We welcome Cynthia Downes to our Board and look forward to the financial insight and unique perspective she will provide,” said Tom Brisbin, Willdan’s CEO and Chairman. “We’d also like to thank Daniel Chow for his many years of service to Willdan.  His knowledge and mentorship will continue to be incredible assets to our team.”

Cynthia Downes Biography

Ms. Downes has 38 years of experience in federal contracting and financial operations. Ms. Downes has served as the Chief Financial Officer of Constant and Associates, Inc., a disaster and crisis management firm, since 2020. Additionally, Ms. Downes provides outsourced chief financial officer and strategic consulting services for Fide Professions Services, which she founded in 2017. Previously, from 2017 to 2019, she provided accounting and finance leadership consulting services to Guidehouse Inc., a management consulting firm. Ms. Downes also previously served as Executive Vice President, Chief Financial Officer and Treasurer at Versar, Inc. (NYSE:VSR), a global engineering and construction management services company, from 2011 to 2017. From 2009 to 2011, Ms. Downes was Vice President and Chief Financial Officer of Environmental Design International Inc., an engineering firm based in Chicago, specializing in environmental and civil engineering. From 2008 to 2009, she was Vice President of Finance of GDI Advanced Protection Solutions, and from 2005 to 2007, she provided financial consulting services to Huron Consulting Group, Inc. (Nasdaq:HURN). Ms. Downes also spent 15 years at Tetra Tech, Inc. (Nasdaq:TTEK), ultimately serving as Vice President and Chief Financial Officer of its subsidiary, Tetra Tech, EM Inc. Ms. Downes also currently serves on the Board of Trustees and as Chair of the Audit Committee of Riverside Research, a not-for-profit scientific research organization, and on the board of the Women in Business Initiative at George Mason University. Ms. Downes has an active CPA license and is a member of the American Institute of Certified Public Accountants. Ms. Downes received a B.S. in 1983 from Purdue University and an M.B.A. in 2002 from Northwestern University.

About Willdan

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry.  Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting.  For additional information, visit Willdan's website at www.willdan.com.

Forward-Looking Statements

Statements in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2021. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contact

Al Kaschalk
VP Investor Relations
310-922-5643
akaschalk@willdan.com